Exhibit 15.2

EXHIBIT 15.2 – CONDENSED FINANCIAL INFORMATION OF REGISTRANT

ELBIT IMAGING LTD.

CONDENSED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Elbit Imaging Ltd.

We have audited the consolidated financial statements of Elbit Imaging Ltd. and subsidiaries (the "Company") as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, and have issued our report thereon dated March 31, 2014; such financial statements and report are included in 6-K dated March 31, 2014   and are incorporated herein by reference. Our audits also included the financial statement schedule No. 15.2 of the company listed in item 18. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
March 31, 2014

ELBIT IMAGING LTD.

CONDENSED BALANCE SHEETS

		December 31
		2 0 1 3	2 0 1 2	2 0 1 3
				Convenience translation (note 2D)
	Note	(in thousand NIS)		U.S.$'000

Current Assets
Cash and cash equivalents		120,483	30,637	34,711
Short-term deposits and investments		11,603	44,608	3,343
Other receivables		9,319	10,427	2,685
		141,405	85,672	40,739

Non-Current Assets
Deposits, loans and other long-term balances		16,069	17,144	4,630
Loans and investments in subsidiaries, associates and joint venture		1,668,989	2,922,636	480,838
Property, plant and equipment		5,542	6,914	1,597
Deferred expenses		94	1,563	27
		1,690,694	2,948,257	487,091

		1,832,099	3,033,929	527,830

ELBIT IMAGING LTD.

CONDENSED BALANCE SHEETS

		December 31
		2 0 1 3	2 0 1 2	2 0 1 3
				Convenience translation (note 2D)
	Note	(in thousand NIS)		U.S.$'000

Current Liabilities
Short-term credits		2,639,286	757,351	760,382
Payables and other credit balances		196,240	48,262	56,537

		2,835,526	805,613	816,919

Non-Current Liabilities
Borrowings		-	1,903,687	-
Other liabilities		29,213	33,119	8,416
Liabilities related to discontinued operations		-	2,616	-
		29,213	1,939,422	8,416

Commitments, Contingencies, Liens and Collaterals

Shareholders' Equity
Share capital and share premium		927,228	907,296	267,136
Reserves		(704,519)	(509,222)	(202,973)
Retained earnings		(1,086,828)	59,341	(313,117)
Treasury stock		(168,521)	(168,521)	(48,551)

		(1,032,640)	288,894	(297,505)

		1,832,099	3,033,929	527,830

Doron Moshe Chief Financial Officer	Zvi Tropp Chairman of the audit committee	Ron Hadassi Chairman of the board

Approved by the Board of Directors on: March 31, 2014

ELBIT IMAGING LTD.

CONDENSED STATEMENTS OF INCOME

		Year ended December 31
		2 0 1 3	2 0 1 2	2 0 1 1	2 0 1 3
					Convenience translation (Note 2D)
	Note	(in thousand NIS)			U.S.$'000

Revenues from providing management services		2,265	30,629	2,268	653

General and administrative expenses		(58,964)	(50,749)	(60,752)	(16,988)

Financial expenses, net		(117,616)	(139,531)	(122,187)	(33,887)

Initiation expenses		(438)	(1,114)	-	(126)

Other income (expense)		2,460	(44,177)	1,448	709

Loss before income taxes		(172,293)	(204,942)	(179,223)	(49,640)

Income tax expenses		6,298	3,500	-	1,814

		(178,591)	(208,442)	(179,223)	(51,454)
Company's share in results of investee companies		(980,548)	(134,896)	(95,433)	(282,497)

Loss from continuing operations		(1,159,139)	(343,338)	(274,656)	(333,952)

Profit from discontinued operations, net		3,494	27,592	9,737	1,007

Profit (loss) for the year		(1,155,645)	(315,746)	(264,919)	(332,945)

ELBIT IMAGING LTD.

CONDENSED STATEMENTS OF CASH FLOWS

	Year ended December 31
	2 0 1 3	2 0 1 2	2 0 1 1	2 0 1 3
				Convenience translation (Note 2D)
	(in thousand NIS)			U.S.$'000
CASH FLOWS FROM OPERATING ACTIVITIES

Loss for the year from continued operations	(1,155,645)	(315,746)	(264,919)	(332,945)
Income tax expenses (tax benefit) recognized in profit and loss	6,298	3,500	-	1,814
Finance expenses (income) recognized in profit and loss	117,616	139,531	122,187	33,887
Income tax paid in cash	(8,000)	-	(2,400)	(2,305)
Depreciation and amortization	3,825	10,350	10,177	1,102
Share in losses of associates, net	980,548	134,896	95,433	282,947
Stock based compensation expenses	(11,335)	14,848	23,555	(3,266)
Other	1,286	62	271	370
Receivables and other debit balances	(1,214)	755	(3,711)	(350)
Trading property	-	(12,793)	(47,401)	-
Payables and other credit balances	81,511	21,025	97,705	23,483

Net cash provided by (used in) operating activities of continuing operations	14,890	(3,572)	30,897	4,290

Net cash provided by (used in) discontinued operating activities	-	-	(9,737)	-

Net cash provided by (used in) operating activities	14,890	(3,572)	21,160	4,290

ELBIT IMAGING LTD.

CONDENSED STATEMENTS OF CASH FLOWS
	Year ended December 31
	2 0 1 3	2 0 1 2	2 0 1 1	2 0 1 3
				Convenience translation (Note 2D)
	(in thousand NIS)			U.S.$'000
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property plant and equipment, investment property and other assets	(984)	(1,751)	(6,738)	(283)
Proceeds from realization of investments in subsidiaries and associates	169,698	36,529	-	48,890
Investments and loans to subsidiaries and associates	(59,242)	198,272	(134,667)	(17,068)
Proceed from realization of long-term deposits and long-term loans	100	9,461	-	29
Interest received in cash	2,697	5,945	8,594	777
Short-term deposits and marketable securities, net	34,081	74,236	323,601	9,819
Net cash provided by continued investing activities	146,350	322,692	190,790	42,164
Net cash provided by (used in) discontinued investing activities	-	-	-	-
Net cash provided by investing activities	146,350	322,692	190,790	42,164

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend received	-	-	135,077	-
Repurchase of debentures and treasury stock	-	-	(25,501)	-
Interest paid in cash	(20,911)	(177,217)	(168,867)	(6,024)
Proceeds from long-term borrowings	-	-	414,172	-
Repayment of long-term borrowings	-	(329,220)	(311,949)	-
Repayment of short-term credit	(54,840)	(133)	(308,582)	(15,799)
Net cash used in continued financing activities	(75,751)	(506,570)	(265,650)	(21,824)
Net cash used in discontinued financing activities	-	-	-	-
Net cash used in financing activities	(75,751)	(506,570)	(265,650)	(21,824)

Increase (decrease) in cash and cash equivalents	85,489	(187,450)	(53,700)	24,630
Cash and cash equivalents at the beginning of the year	30,637	217,642	265,745	8,827
Net effect on cash due to currency exchange rate changes	4,357	445	5,597	1,255

Cash and cash equivalents at the end of the year	120,483	30,637	217,642	34,711

ELBIT IMAGING LTD.

NOTES TO THE CONDENSED FINANCIAL STATMENTS

NOTE 1 -                      GENERAL

A.
Elbit Imaging Ltd. ("the Company") was incorporated in Israel. The Company's registered office is at 5 Kinneret Street Bney-Brak, Israel. The Company's shares are registered for trade on the Tel Aviv Stock Exchange and in the United States on the NASDAQ Global Select Market.

B.	The Group engages, directly and through its investee companies, in Israel and abroad, mainly in the following areas:

•
Commercial and entertainment centers - initiation, construction, and sale of shopping and entertainment centers and other mixed-use property projects, predominantly in the retail sector, located in Central and Eastern Europe and in India. In certain circumstances and depending on market conditions, the Group operates and manages commercial and entertainment centers prior to their sale.

•	Hotels - hotels operation and management, primarily in major European cities. For the sale of the Group’s hotels in Netherland, see note 11C of the annual consolidated financial statements.

•
Medical industries and devices - (a) research and development, production and marketing of magnetic resonance imaging guided focused ultrasound treatment equipment, and (b) development of stem cell population expansion technologies and stem cell therapy products for transplantation and regenerative medicine.

•	Residential projects - initiation, construction and sale of residential projects and other mixed-use real property projects, predominately residential, located primarily in India.

•	Fashion apparel - distribution and marketing of fashion apparel and accessories in Israel. With respect to the selling of GAP operation, see note 10E of the annual consolidated financial statements.

•
During 2012, the Company finalized a transaction to sale all its investments in commercial centers in the US (see note 24B of the annual consolidated financial statements) and lost control over its holding in a subsidiary that operates in the medical industry (see note 8A(2) of the annual consolidated financial statements). Accordingly, these operations are presented in these financial statements as discontinued operations.

ELBIT IMAGING LTD.

NOTES TO THE CONDENSED FINANCIAL STATMENTS

NOTE 1 -                      GENERAL (CONT.)

C.	Financial position: With respect to the Company's financial position, including the consummation of the plan of restructuring, see note 3 of the annual consolidated financial statements.

D.	Definitions:

The Company	-	Including Elscint

Elscint	-	A formerly 100% subsidiary of the Company, merged with the Company in 2010.

Group	-	The Company and its Investees

Investees	-	Subsidiaries, joint ventures and associates

PC	-	Plaza Centers N.V. Group, a material subsidiary (62.5%) operating in the field of commercial and entertainment centers.

Elbit Medical	-	Elbit Medical Technologies Ltd., a public Israeli company traded on the TASE, as for December 31, 2013, the Company holds 85% of Elbit Medical on a fully diluted basis.

Insightec Ltd.	-
As of December 31, 2013, an associate (48.7%) operating in the field of development, manufacturing and marketing of medical treatment systems (see note 10A of the annual consolidated financial statements).

Related parties	-	As defined in International Accounting Standard ("IAS") no. 24. For details see note 22 of the annual consolidated financial statements

ELBIT IMAGING LTD.

NOTES TO THE CONDENSED FINANCIAL STATMENTS

NOTE 2 -                      SIGNIFICANT ACCOUNTING POLICIES

A.
Statement of compliance:

The condensed financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRSs") as issued by the International Accounting Standards Board ("IASB").

B.
Basis for preparation:

The condensed financial statements have been prepared on the historical cost basis except for (i) financial instruments measured at fair value; (ii) certain trading property measured at net realizable value; (iii) certain property, plant and equipment (hotels) presented at the revaluation model (based on fair value) and (iv) investment property measured at fair value  The principal accounting policies are set out below. See note 2AC of the consolidated financial statements for critical judgments in applying accounting policies and use of estimations.

C.
Presentation of the income statements:

The Groups operations are characterized by diverse activities. Accordingly, management believes that its income statements should be presented in the “Single - step form”. According to this form, all costs and expenses (including general and administrative and financial expenses) should be considered as continuously contributing to the generation of the overall revenues and gains. Management also believes that its operating expenses should be classified by function to: (i) those directly related to each revenue (including general and administrative expenses and selling and marketing expenses relating directly to each operation); and (ii) overhead expenses which serve the business as a whole and are to be determined as general and administrative expenses.

D.
Convenience translation:

The balance sheet as of December 31, 2013 and statement of income, statement of other comprehensive income and statement of cash flows for the year then ended have been translated into U.S. Dollar using the representative exchange rate as of that date ($1= NIS 3.471). Such translation was made solely for the convenience of the U.S. readers. The dollar amounts so presented in these financial statements should not be construed as representing amounts receivable or payable in dollars or convertible into dollars but only a convenience translation of reported NIS amounts into U.S. Dollar, unless otherwise indicated. The convenience translation supplementary financial data is unaudited and is not presented in accordance with IFRSs.